Exhibit 21
                    SUBSIDIARIES OF REGISTRANT

The following are wholly-owned subsidiaries of the Company:

          Broda Enterprises Inc. (a Canadian corporation);
          Broda Enterprises USA, Inc. (A Utah corporation);
          DO Group, Inc. (a Utah corporation);
          BOCCC, Inc. (a Utah corporation);
          CenterCore, Inc. (a Utah corporation); and
          Mity-Lite, Inc. (a Utah corporation).